Exhibit 99.1

DEAR SHAREHOLDERS:

2010 was a remarkable year for TAL International. We began the year still feeling the effects of the global financial crisis, quickly transitioned to a strong recovery in the first quarter of the year, and then finished the year with record levels of operating and financial performance. We have carried strong operating momentum into 2011, and many of the market factors that supported our strong performance in 2010 seem likely to continue. As a result, we currently expect that 2011 will be another outstanding year.

Quick Recovery

TAL’s operational and financial performance staged a quick recovery in the first half of 2010. This recovery was primarily driven by a rapid shift in the global supply and demand balance for containers from an over-supply situation throughout 2009 to an extreme shortage situation by the end of the first quarter of 2010. Global trade volumes rebounded sharply in the first part of 2010 to the point where trade volumes were exceeding pre-crisis levels. Global container capacity, on the other hand, decreased 5-7% from August 2008 through February 2010 due to almost no new container production together with normal disposals of older and damaged containers.

Leasing demand in the first half of 2010 was further supported by practical constraints faced by container manufacturers in ramping-up production volumes after being effectively closed for more than one year. Because of these constraints, nearly all of the containers added by the shipping lines in the first half of 2010 came from previously idle leasing equipment, and our utilization rebounded sharply in the first part of the year and reached a new record level by the summer.

The global shortage of containers and the ongoing production limitations constraining the production of new containers led to strong improvements in TAL’s other key operating metrics as well. Our direct operating expenses fell sharply in 2010 as storage costs plunged as we had few idle containers, our average dry container lease rates increased steadily throughout the year, and used container sale prices pushed past peak 2008 levels.

Overall, TAL was able to achieve a near-perfect “V” shaped recovery as demonstrated by the graphs of selected key operating drivers and financial metrics below.

Container Utilization & Direct Operating Expense - % of Leasing Revenue

Adjusted Pretax EPS & Pretax ROE

Shifting into High Gear

In the second half of 2010, TAL shifted from recovery to rapid growth. Idle leasing containers were fully re-employed during the second quarter of 2010, so new containers were needed to accommodate peak season shipping volumes in the summer.

TAL’s shipping line customers have historically purchased 55-60% of the containers they operate and leased 40-45% from leasing companies like TAL. However, after experiencing large losses in 2009, shipping lines generally remained cautious about placing new container orders in 2010 and instead focused on balance sheet repair and financing of vessel purchase commitments. This led to leasing companies purchasing an estimated 60-65% of the containers produced in 2010. Similarly, smaller leasing companies were less active in purchasing new containers in 2010 than they were before the financial crisis, likely due to capital limitations. This reduced container purchasing by both shipping lines and smaller leasing companies enabled TAL to achieve a record level of investment in 2010.

TAL purchased over $880 million of containers for delivery in 2010. This included over 300,000 TEU of dry containers and approximately 25,000 TEU of refrigerated containers. This high level of investment translated into over 40% growth in our revenue earning assets. Most of the new containers ordered by TAL in 2010 were delivered and placed on-hire from May through December, so that the revenue impact from TAL’s large investments in 2010 was mainly centered in the second half of the year. Leasing revenue for the fourth quarter of 2010 increased 30.1% from the fourth quarter of 2009, though the full impact of our 2010 investments won’t be apparent in our operating results until the first quarter of 2011.

The following charts demonstrate the delivery timing of TAL’s new containers in 2010 and the incremental leasing revenue from these new investments on a quarterly basis.

Cumulative Delivery of 2010 Equipment Orders by Acceptance Period

Quarterly Leasing Revenue From 2010 New Equipment Orders

Looking Forward

TAL’s market environment remains favorable at the start of 2011 and we are beginning the year with a significant amount of operational and financial momentum. The number of idle leased containers is exceptionally low, and most industry participants expect containerized trade growth in 2011 to be in the 5-10% range so that a large number of new containers will likely be needed this year. So far this year, most shipping lines have remained cautious about committing to large new containers orders, and we are off to a great start with our 2011 investment program. As of the middle of February, we had already ordered over $300 million of new equipment for delivery in 2011, and had already committed much of this equipment to lease transactions.

We expect to see increased activity from some of our competitors that missed out on investments in 2010, though so far the increased overall demand for new containers has offset some of this competitive pressure, and we are currently ahead of where we were at this time in 2010.

All of our key operating metrics continue to be strong. Our utilization was over 98% at the beginning of 2011. High new container prices and low container availability continue to support historically high leasing rates for dry containers and our average rates are continuing to trend up as some of our existing leases re-price and as new containers are placed on leases with rates much higher than our average level. Used container sale prices also continue to push upwards, and are now 20% or more above our previous peak levels in 2008.

Overall, we are very proud of the way TAL managed through and recovered from the global economic crisis, and it is gratifying for all of us at TAL to have delivered record operational and financial results in 2010 – just one year after we faced the most difficult conditions our industry has ever seen. Market conditions remain attractive and we are hopeful that our performance will continue to improve throughout the coming year.

Thank you for your ongoing support of TAL International.

Sincerely,

Brian Sondey

President and Chief Executive Officer

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this letter regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see TAL’s security filings, including its Annual Report on Form 10-K for the year ended December 31, 2010, which are available free of charge on the SEC’s web site at http://www.sec.gov.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this letter. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Adjusted pre-tax earnings per share (EPS) is Adjusted pre-tax income per share.  Adjusted pre-tax income is defined as income before taxes as further adjusted for certain items which management believes are not representative of our operating performance.  Adjusted Pre-tax income excludes gains on debt extinguishment in 2009 and 2008, the net loss (gain) on interest rate swaps for all years and the write-off of deferred financing costs for 2010.